EXHIBIT 99.1

Nancy Calderon and Sarah Kemp Join Northern Technologies International Corporation’s Board of Directors

MINNEAPOLIS, Oct. 23, 2019 (GLOBE NEWSWIRE) -- Northern Technologies International Corporation (NASDAQ: NTIC), a leading developer of corrosion inhibiting products and services, as well as bio-based and biodegradable polymer resin compounds, today announced that the size of its Board had been expanded from seven to nine directors and that Nancy Calderon and Sarah Kemp had been elected to fill the vacancies created by this increase.

Nancy E. Calderon, CPA, retired from KPMG LLP in September 2019 after a 33-year career.  Most recently, Ms. Calderon served as KPMG’s Global Lead Partner for a Fortune 50 Technology company, a position she held since July 2012, senior partner of KPMG’s Board Leadership Center from its inception in 2015, and as a director of KPMG’s Global Delivery Center in India and its related holding companies since September 2011.  Previously, she was KPMG’s Americas Chief Administrative Officer and U.S. National Partner in Charge, Operations, from July 2008 to June 2012.  Ms. Calderon has sat on a number of KPMG committees, including the Americas Region Management Committee, Enterprise Risk Management, Privacy, Pension Steering and Investment, Social Media, and Knowledge Management.  She currently serves as a director of multiple organizations, including the Women Corporate Directors Foundation, the Greater New York YMCA, the NY Women’s Forum, and The University Club.  Ms. Calderon received a Bachelor of Science from UC Berkley’s Haas Business School and a Master of Science from Golden Gate University.

Sarah E. Kemp is an Executive Director for Merck, a global biopharmaceutical company. In July 2019, Ms. Kemp joined Merck’s Policy, Communications and Population Health organization in the role of Executive Director, China Policy Strategy and Human Health Commercial International Strategic Policy Initiatives.  Before joining Merck, Ms. Kemp was the Deputy Under Secretary (DUS), the highest career position for the International Trade Administration (ITA) at the Department of Commerce in Washington, D.C.  In this role, she oversaw ITA’s $485 million annual budget and 2,100 trade and investment professionals based in 108 U.S. cities and 76 markets around the world.  For over 27 years, Ms. Kemp has served in various positions with increasing responsibility at the U.S. Department of Commerce, including: Deputy Director General, Global Markets, U.S. and Foreign Commercial Service, from August 2017 to January 2018; Senior Commerce Department Official, Commercial Counselor, at the U.S. Embassy in Beijing, China from August 2014 to March 2017; Senior Commerce Department Official, Commercial Counselor, at the U.S. Embassy in Hanoi, Vietnam from August 2011 to July 2014; and Deputy Senior Commercial Officer at the U.S. Embassy in Beijing, China from June 2008 to July 2011. Ms. Kemp served on the board of directors of the Concordia International School in Hanoi, Vietnam, an international day school offering preschool through high school education, from 2012 to 2014. Mr. Kemp was a Co-Chair of Women Corporate Directors in Vietnam from 2011 to 2014 and in Beijing from 2009 to 2011. Ms. Kemp received a Bachelor of Arts from Hamilton College, a Masters of Public Administration from the School of International and Public Affairs at Columbia University, and a Masters of Business Administration from the Chinese University of Hong Kong.

“Nancy and Sarah are exceptional executives with profound experience in creating value for complex global organizations,” said G. Patrick Lynch, President and Chief Executive Officer of NTIC.  “We are honored to have them join our Board, and I look forward to the contributions they will make towards growing the company.”

About Northern Technologies International Corporation

Northern Technologies International Corporation develops and markets proprietary environmentally beneficial products and services in over 60 countries either directly or via a network of subsidiaries, joint ventures, independent distributors and agents.  NTIC’s primary business is corrosion prevention marketed primarily under the ZERUST® brand. NTIC has been selling its proprietary ZERUST® rust and corrosion inhibiting products and services to the automotive, electronics, electrical, mechanical, military and retail consumer markets, for over 40 years, and in recent years has targeted and expanded into the oil and gas industry. NTIC offers worldwide on-site technical consulting for rust and corrosion prevention issues.  NTIC’s technical service consultants work directly with the end users of NTIC’s products to analyze their specific needs and develop systems to meet their technical requirements. NTIC also markets and sells a portfolio of bio-based and biodegradable polymer resins and finished products marketed under the Natur-Tec® brand.

Investor and Media Contacts:
Matthew Wolsfeld, CFO
NTIC
(763) 225-6600